Exhibit 10.20

October 28, 2004

Mr. Michael Sonnenfeld, President and CEO
Fieldstone Investment Corporation
11000 Broken Land Parkway, Suite 600
Columbia, MD 21044

  Re:
  Amended and Restated Engagement Letter

Dear Sir:

        This letter agreement (the "Agreement") amends and restates in its entirety that letter agreement dated November 10, 2003 (the "Original Agreement") from Friedman, Billings, Ramsey & Co., Inc. ("FBR"), which was confirmed and accepted by Fieldstone Holdings Corp. ("Fieldstone Holdings") and Fieldstone Investment Corporation, which is the successor by merger to Fieldstone Holdings (the "Company").

        FBR would be pleased to act as financial advisor and initial purchaser and/or placement agent for the "Company in connection with the proposed offering described below, subject to the terms and conditions of this Agreement.

        1.    The Offering.

          (a)   During the Offering Engagement Period (as defined in Section 6, below), FBR will be the financial advisor to the Company with respect to the proposed offering as outlined in Exhibit A (the "Offering") of equity securities (the "Securities") of the Company in connection with the proposed Rule 144A transaction described below. The offering size will be approximately $600 million, of which approximately $200 million will be used to redeem the outstanding equity interests of the stockholders of Fieldstone Holdings other than shares held by an officer of Fieldstone Holdings who will continue as an officer of the Company following the Offering. The actual terms of the Offering will depend on the outcome of FBR's due diligence investigation and market conditions, and will be subject to negotiation between the Company, the selling shareholders and FBR.

          (b)   In undertaking its role as financial advisor, FBR anticipates that its activities would include the following, as requested from time to time by the Company:

    (i)
    Reviewing the proposed transaction;

    (ii)
    Assisting the Company in the Company's determination of appropriate structure;

    (iii)
    Conducting an examination of documents and records pertaining to the Company, interviewing Company personnel, and making such other reasonable investigations as FBR deems necessary and appropriate under the circumstances; and

    (iv)
    Performing financial analysis of the Company and comparisons with other companies in its industry.

          (c)   FBR intends to conduct the Offering as a Rule 144A eligible transaction that will include a private placement under Regulation D, only after execution of a purchase/placement agreement, which will include customary representations and warranties, covenants, conditions, termination provisions and indemnification, contribution and limitation of liability, all satisfactory to FBR. FBR's willingness to execute a purchase/placement agreement and conduct the Offering will be subject to its satisfaction, in its sole discretion and judgment, with market conditions and the results of its due diligence investigation of the Company and its business.

          (d)   During the Offering Engagement Period, the Company will not offer any Securities for sale to, or solicit any offers to buy Securities from, any person or persons, whether directly or indirectly, otherwise than through FBR, other than any sale to or solicitation from any officer, director, employee or shareholder of the Company and that does not involve any underwriter, initial purchaser or placement agent. Under no circumstances shall the total net proceeds of such sale to or solicitation from all officers, directors, employees or shareholders to the Company exceed US$10,000,000. During the Offering Engagement Period, the Company is allowed to declare dividends in the normal course of business, provided that such dividends shall not result in the net equity value of the Company to be less than $50,000,000.

        2.    Other Advisory Services and Offerings.

          (a)   The Company will appoint FBR to act as a co-managing underwriter or co-placement agent and sole book runner (in a public offiering) in connection with any public or private offering of equity securities, other than to the existing shareholders as of July 31, 2003 or their affiliates, entered into or contemplated by the Company (an "Other Transaction").

          (b)   FBR's appointment with respect to an Other Transaction shall be for a period of two (2) years from the date of completion of the Offering, which was completed on November 14, 2003 (the "Post-Offering Period").

        3.    Information to be Supplied; Confidentiality.

          (a)   In connection with FBR's activities on behalf of the Company, the Company will furnish FBR with all financial and other information regarding the Company that FBR reasonably believes appropriate to its assignment (all such information so furnished by the Company, whether furnished before or after the date of this Agreement, being referred to herein as the "Information"). The Company will provide FBR with reasonable access to the officers, directors, employees, independent accountants, legal counsel and other advisors and consultants for the Company. The Company recognizes and agrees that FBR (i) will use and rely primarily on the Information and information available from generally recognized public sources in performing the services contemplated by this Agreement without independently verifying the Information or such other information, (ii) does not assume responsibility for the accuracy of the Information or such other information, and (iii) will not make an appraisal of any assets or liabilities owned or controlled by the Company or its market competitors.

          (b)   FBR will maintain the confidentiality of the Information and, unless and until such information shall have been made publicly available by the Company or by others without breach of a confidentiality agreement, shall disclose the Information only as authorized in writing by the Company or as required by law, rule or regulation, including NASD Rule 2711, or by order of a governmental authority or court of competent jurisdiction. In the event that FBR is legally required to make disclosure of any of the Information, FBR will give written notice to the Company prior to such disclosure, to the extent that FBR can practically do so.

The foregoing paragraph shall not apply to information that:

    (i)
    at the time of disclosure by the Company to FBR is, or thereafter becomes, generally available to the public or within the industries in which the Company or FBR or its affiliates conduct business, other than as a result of a breach by FBR of its obligations under this Agreement;

    (ii)
    prior to or at the time of disclosure by the Company to FBR, was already in the possession of, FBR or any of its affiliates, or developed by them from information then in their possession, by the application of other information or techniques in their possession, generally available to the public, or available to FBR or its affiliates other than from the Company;

    (iii)
    at the time of disclosure by the Company to FBR or thereafter, is obtained by FBR or one of its affiliates from a third party whom FBR reasonably believes to be in possession of the Information not in violation of any contractual, legal or fiduciary obligation to the Company with respect to that information; or

    (iv)
    is independently developed by FBR or its affiliates, but not including the confidential information provided to FBR by the Company.

          (c)   Nothing in this Agreement shall be construed to limit the ability of FBR or its affiliates to pursue, investigate, analyze, invest in, or engage in investment banking, financial advisory or any other business relationships with, entities other than the Company, notwithstanding that such entities may be engaged in a business which is similar to or competitive with the business of the Company, and notwithstanding that such entities may have actual or potential operations, products, services, plans, ideas, customers or suppliers similar or identical to the Company's, or may have been identified by the Company as potential merger or acquisition targets or potential candidates for some other business combination, cooperation or relationship.

          (d)   The Company acknowledges that all advice (written or oral) given by FBR to the Company is intended solely for the benefit and use of the Company. Other than to the extent required to be reflected in Board of Directors and committee meeting minutes or to the extent necessary in connection with the marketing of the Offering, no advice (written or oral) of FBR hereunder shall be used, reproduced, disseminated, quoted or referred to at any time, in any manner, or for any purpose, nor shall any public references to FBR be made by the Company (or such persons), without the prior written consent of FBR.

          (e)   The Company hereby authorizes FBR to transmit to the prospective purchasers of the Securities, upon its completion, a Private Offering Memorandum with attached exhibits and such supplements as may from time to time be prepared by the Company (collectively the "Memorandum"). The Company represents and warrants that the Memorandum (i) will be prepared by the management of the Company; (ii) will be reviewed and approved by the management and the Board of Directors of the Company; and (iii) as of the date of the Memorandum, will not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein or previously made, in light of the circumstances under which they were made, not misleading. The Company will advise FBR immediately of the occurrence of any event or any other change known to the Company which results in the Memorandum containing an untrue statement of a material fact or omitting to state a material fact required to be stated therein or necessary to make the statements therein or previously made, in light of the circumstances under which they were made, not misleading.

        4.    Fees and Expenses.

          (a)   Concurrently with the consummation of the Offering, the Company shall pay in cash to FBR a fee (the "Fee") equal to 7.0% of the gross proceeds received from the sale of the Securities, which Fee is to be paid by means of a discount from the offering price to purchasers in the Offering or, at FBR's option, as a cash fee at closing. FBR agrees that the Fee is contingent on the Closing of the purchase and sale of Securities pursuant to the Offering and the Company will not be obligated to pay the Fee unless the sale of such Securities is consummated.

          (b)   In addition to the Fee payable to FBR under this Agreement, the Company agrees to reimburse FBR upon request for its actual out-of-pocket expenses incurred in connection with its services under this Agreement whether or not the Offering is consummated, including the fees and disbursements of FBR's legal counsel (the "Expense Reimbursement"). FBR's out-of-pocket expenses, excluding the fees and disbursements of FBR's legal counsel, shall not exceed $500,000 without the Company's written consent, which shall not be unreasonably withheld. The cap on fees and disbursements of FBR's legal counsel shall be mutually agreed upon by FBR and the Company.

          (c)   The Company acknowledges and agrees that it will be responsible for and shall pay all costs and expenses incident to the purchase, sale and delivery of Securities in the Offering, including, without limitation, all fees and expenses of filing with the SEC and the NASD; all Blue Sky fees and expenses; fees and disbursements of counsel and accountants for the Company; printing costs; and the road show costs and expenses of FBR and Company personnel.

          (d)   FBR's compensation in connection with any Other Transaction (other than the Offering) shall be determined by agreement between the Company and FBR on the basis of compensation customarily paid to leading investment banks acting as financial advisors, underwriters or placement agents in similar roles in similar transactions.

          (e)   The parties hereto acknowledge and agree that, notwithstanding anything in this Agreement to the contrary, FBR is not entitled to any additional compensation in connection with the registration, if any, by the Company of any Securities issued in the Offering.

        5.    Indemnification, Contribution, and Limitation of Liability.    The Company agrees to indemnify FBR and its controlling persons, representatives and agents in accordance with the indemnification provisions set forth in Appendix I hereto, and agrees to the other provisions of the Appendix I, which is incorporated herein by this reference, regardless of whether the proposed Offering is consummated; provided, however, that this Section 5 and Appendix I shall be of no further force or effect upon the execution of a purchase/placement agreement in connection with the Offering or the execution of an agreement in connection with any Other Transaction that contains similar indemnification provisions that are customary for the deals of that type.

        6.    Term of Offering Engagement Period; Survival of Provisions.

          (a)   The term of FBR's engagement with respect to the Offering (the "Offering Engagement Period") shall be for nine (9) months commencing on November 10, 2003; provided, however, that either party may terminate the Offering Engagement Period at any time upon ten (10) days written notice to the other party.

          (b)   This Agreement and Appendix I shall survive any termination of the Offering Engagement Period. With respect to the expenses payable by the Company pursuant to Section 4, upon termination of the Offering Engagement Period, FBR shall be entitled to collect all such actual expenses accrued through the date of termination in accordance with the terms of Section 4. In the event that the Company terminates the Offering Engagement Period, the Company acknowledges and agrees that FBR will be entitled to compensation for its financial advisory services pursuant to this letter and its other efforts on behalf of the Company, which services and efforts have value to the Company independent of the Offering. The amount of such compensation shall be $200,000 (the "Termination Fee").

          (c)   During the Offering Engagement Period, the Company will not solicit or negotiate with any other person to act as financial advisor, underwriter, or placement agent or to provide other investment banking services to the Company.

          (d)   The Company acknowledges that the efforts of FBR in performing the services described herein will be of substantial assistance to the Company in enabling it to access the capital markets. Therefore, if the Offering is not consummated during the Offering Engagement Period, for reasons other than (i) the termination of the Offering Engagement Period by FBR pursuant to Section 6(a), or (ii) an Offering Failure (as hereinafter defined), and the Company completes a similar offering of its securities in lieu of the Offering, or any person introduced to the Company by FBR during the Offering Engagement Period purchases securities from the Company, or completes any Other Transaction with the Company, during the twelve (12) month period following termination of the Offering Engagement Period, the Company shall pay FBR upon the closing of such transaction, a cash fee in consideration of FBR's efforts in lieu of the amount that would otherwise have been payable to FBR had such transaction occurred during the Offering Engagement Period.

For purposes of section 6(d), a merger and acquisition transaction shall be deemed as complete at the signing of definitive agreement, pending for closing only subject to shareholder, regulatory and other approvals.

Notwithstanding the foregoing, if the Company reasonably and in good faith believes that FBR failed to execute the Offering for reasons other than an adverse change in the Company's business or financial performance or market conditions in general or in the mortgage industry measured from November 10, 2003 (an "Offering Failure"), it may provide FBR written notice thereof. If FBR fails to inform the Company and the selling shareholders that it is prepared to consummate the Offering reasonably acceptable to the Company by the thirtieth day following FBR's receipt of such written notice, the Company may terminate this Agreement effective on such thirtieth day. In the event of such termination, FBR shall be entitled to receive all fees and expenses accrued through the date of termination.

        7.     The Company will use its commercially reasonable best efforts to comply with NYSE or Nasdaq listing requirements as they exist at the time of the Offering and thereafter. Prior to the Offering, the Company will establish a board of directors whose members are mutually agreed upon by the Company and FBR.

        8.    Agreements not to Compete.    Prior to or concurrently with the consummation of the Offering, the senior officers of the Company shall enter into agreements not to compete with the Company for a minimum period of three years following the Offering. The terms of such agreements shall be determined by the Company and shall be reasonably acceptable to FBR.

        9.    Independent Contractor; No Fiduciary Duty.    The Company acknowledges and agrees that it is a sophisticated business enterprise and that FBR has been retained pursuant to this Agreement to act as initial purchaser and/or placement agent in connection with the Offering and financial advisor to the Company solely with respect to the matters set forth herein. In such capacity, FBR shall act as an independent contractor, and any duties of FBR arising out of its engagement pursuant to this Agreement shall be contractual in nature and shall be owed solely to the Company. Each party disclaims any intention to impose any fiduciary duty on the other.

        10.    Beneficiaries.    This Agreement shall inure to the sole and exclusive benefit of FBR and the Company and the persons referred to in Appendix I and their respective successors and representatives. The obligations and liabilities under this Agreement shall be binding upon FBR and the Company.

        11.    Governing Law.    This Agreement shall be governed by and construed in accordance with the laws of the State of New York applicable to contracts executed and to be wholly performed therein without giving effect to its conflicts of laws principles or rules. Any dispute hereunder shall be brought in a federal or state court in the State of New York.

        12.    Amendments.    This Agreement may be modified or amended, or its provisions waived, only by a writing signed by the person or persons against whom enforcement of the modification, amendment or waiver is sought.

        13.    Announcements of Offering and Other Transactions.    If the Offering or Other Transaction is consummated in which FBR acts as underwriter or otherwise, FBR may, at its option and expense and subject to the prior written reasonable consent of the Company and the selling shareholders (only with respect to the Offering), which shall not be unreasonably withheld, place an announcement in such newspapers and periodicals as FBR may choose stating that FBR has so acted, and the capacity in which it has acted, provided, however, that no such announcement shall name any selling shareholders.

        14.    No Commitment.    This Agreement does not and will not constitute any agreement, commitment or undertaking, express or implied on the part of FBR or any affiliate to purchase or to sell any securities or to provide any financing and does not ensure the successful arrangement or completion of the Offering or any Other Transaction.

        15.    Entire Agreement.    This Agreement constitutes the entire Agreement between the parties and supersedes and cancels any and all prior or contemporaneous arrangements, understandings and agreements, written or oral, between them relating to the subject matter hereof.

        16.    Severability.    If any portion of this Agreement shall be held or made unenforceable or invalid by a statute, rule, regulation, decision of a tribunal or otherwise, the remainder of this Agreement shall not be affected thereby and shall remain in full force and effect, and, to the fullest extent, the provisions of the Agreement shall be severable.

        17.    Headings.    The descriptive headings of the paragraphs, subparagraphs, and Appendixes of this Agreement are inserted for convenience only, do not constitute a part of this Agreement and shall not affect in any way the meaning or interpretations of this Agreement.

        18.    Failure or Delay No Waiver.    It is understood and agreed that failure or delay by either the Company or FBR in exercising any right, power or privilege hereunder shall not operate as a waiver thereof, nor shall any single or partial exercise thereof preclude any other or further exercise thereof or the exercise of any other right, power, or privilege hereunder.

        19.    Waiver of Trial by Jury.    EACH OF FBR AND THE COMPANY WAIVES ALL RIGHT TO TRIAL BY JURY IN ANY ACTION, PROCEEDING, CLAIM, OR COUNTERCLAIM (WHETHER BASED ON CONTRACT, TORT OR OTHERWISE) RELATED TO OR ARISING OUT OF THIS AGREEMENT.

If the foregoing terms correctly set forth our agreement, please sign and return to us a duplicate copy of this Agreement. We look forward to working with you toward the successful conclusion of this engagement and developing a long term relationship with the Company.

Very truly yours,
FRIEDMAN, BILLINGS, RAMSEY & CO., INC.
By:	/s/ J. Rock Tonkel, Jr.
Name:	J. Rock Tonkel, Jr.
Title:	President
Confirmed and accepted as of this 2nd day of November, 2004:
FIELDSTONE INVESTMENT CORPORATION
By:	/s/ Michael J. Sonnenfeld
Name:	Michael J. Sonnenfeld
Title:	President and Chief Executive Officer

APPENDIX I

        The Company agrees to indemnify and hold harmless FBR and its directors, officers, employees, agents and persons who control FBR within the meaning of the Securities Act of 1933, as amended (the "Act") (FBR and each such person being an "Indemnified Party") from and against all losses, claims, damages and liabilities (or actions, including shareholder actions, in respect thereof), joint or several, to which such Indemnified Party may become subject under any applicable federal or state law, or otherwise, which are related to or result from the performance by FBR of the services contemplated by or the engagement of FBR pursuant to, this Agreement and the Company will promptly reimburse any Indemnified Party for all reasonable expenses (including reasonable counsel fees and expenses) as they are incurred in connection with the investigation of, preparation for or defense arising from any threatened or pending claim, whether or not such Indemnified Party is a party and whether or not such claim, action or proceeding is initiated or brought by the Company. The Company will not be liable to any Indemnified Party under the foregoing indemnification and reimbursement provisions, (i) for any settlement by an Indemnified Party effected without the Company's prior written consent (not to be unreasonably withheld); or (ii) to the extent that any loss, claim, damage or liability is found in a final, non-appealable judgment by a court of competent jurisdiction to have resulted directly from FBR's bad faith, willful misconduct or gross negligence. The Company also agrees that no Indemnified Party shall have any liability (whether direct or indirect, in contract or tort or otherwise) to the Company or its security holders or creditors related to or arising out of the engagement of FBR pursuant to, or the performance by FBR of the services contemplated by, this Agreement except to the extent that any loss, claim, damage or liability is found in a final, non-appealable judgment by a court of competent jurisdiction to have resulted directly from FBR's willful misconduct or gross negligence.

        Promptly after receipt by an Indemnified Party of notice of any intention or threat to commence an action, suit or proceeding or notice of the commencement of any action, suit or proceeding, such Indemnified Party will, if a claim in respect thereof is to be made against the Company pursuant hereto, promptly notify the Company in writing of the same. In case any such action is brought against any Indemnified Party and such Indemnified Party notifies the Company of the commencement thereof, the Company may elect to assume the defense thereof, with counsel reasonably satisfactory to such Indemnified Party, and an Indemnified Party may employ its own counsel to participate in the defense of any such action, provided that the employment of such counsel shall be at the Indemnified Party's own expense, unless (i) the employment of such counsel has been authorized in writing by the Company, (ii) the named parties to any such proceeding include both the Indemnified Party and the Company and representation of both parties by the same counsel would result in or could reasonably be expected to result in a conflict of interest, or (iii) the Company has not in fact employed counsel reasonably satisfactory to the Indemnified Party to assume the defense of such action within a reasonable time after receiving notice of the action, suit or proceeding, in each of which case the reasonable fees, disbursements and other charges of such counsel will be at the expense of the Company; provided further, that in no event shall the Company be required to pay fees and expenses for more than one firm of attorneys representing all Indemnified Parties. Any failure or delay by an Indemnified Party to give the notice referred to in this paragraph shall not affect such Indemnified Party's right to be indemnified hereunder, except to the extent that such failure or delay causes actual harm to the Company, or prejudices its ability to defend such action, suit or proceeding on behalf of such Indemnified Party.

        If the indemnification provided for in this Agreement is for any reason held by a court of competent jurisdiction to be unenforceable, the Company agrees, in lieu of any indemnification hereunder, to contribute to the amount paid or payable by such Indemnified Party as a result of such losses, claims, damages and liabilities for which such indemnification is held unenforceable (i) in such proportion as is appropriate to reflect the relative benefits to the Company, on the one hand, and FBR on the other hand, of the Offering (or Other Transaction) as contemplated whether or not the Offering

(or Other Transaction) is consummated or, (ii) if (but only if) the allocation provided for in clause (i) is for any reason unenforceable, in such proportion as is appropriate to reflect not only the relative benefits referred to in clause (i) but also the relative fault of the Company, on the one hand and FBR, on the other hand, that resulted in such losses, claims, damages or liabilities, as well as any other relevant equitable considerations. The Company agrees that for the purposes of this paragraph the relative benefits to the Company and FBR of the Offering (or Other Transaction) as contemplated shall be deemed to be in the same respective proportions as the net proceeds from the Offering (after deducting expenses) received by the Company and the discounts and commissions received by FBR bear to the aggregate offering price.

        The Company agrees that without the Indemnified Party's prior written consent, which shall not be unreasonably withheld, it will not settle, compromise or consent to the entry of any judgment in any pending or threatened claim, action or proceeding in respect of which indemnification could be sought under the indemnification provisions of this Agreement (in which FBR or any other Indemnified Party is an actual or potential party to such claim, action or proceeding), unless such settlement, compromise or consent includes an unconditional release of each Indemnified Party from all liability arising out of such claim, action or proceeding.

        In the event that an Indemnified Party is requested or required to appear as a witness in any action brought by or on behalf of or against the Company in which such Indemnified Party is not named as a defendant, the Company agrees to promptly reimburse FBR on a monthly basis for all reasonable expenses incurred by it in connection with such Indemnified Party's appearing and preparing to appear as such a witness, including, without limitation, the reasonable fees and disbursements of its legal counsel. In addition to any reimbursed fees, expenses or costs outlined hereunder, FBR shall also receive from the Company cash compensation of $2,000.00 per person, per day, plus reasonable out-of-pocket expenses and costs should FBR be required to provide testimony in any formal or informal proceeding regarding the Company.

        If multiple claims are brought with respect to at least one of which indemnification is permitted under applicable law and provided for under this Agreement, the Company agrees that any judgment or arbitration award shall be conclusively deemed to be based on claims as to which indemnification is permitted and provided for, except to the extent the judgment or arbitration award expressly states that it, or any portion thereof, is based solely on a claim as to which indemnification is not available.

Confirmed and Agreed to:
/s/ Michael J. Sonnenfeld (Signature on behalf of the Company) Michael J. Sonnenfeld
November 2, 2004 (Date)